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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)   October 20, 1998
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                               ALPHA MICROSYSTEMS
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             (Exact Name of Registrant as Specified in its Charter)


        CALIFORNIA                         0-10558                 95-3108178
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     (State or Other                     (Commission            (I.R.S. Employer
Jurisdiction of File Number)     Identification incorporation)        No.)


            2722 SOUTH FAIRVIEW STREET, SANTA ANA, CALIFORNIA 92704
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              (Address of Principal Executive Offices) (Zip Code)


Registrant's telephone number, including area code) (714) 957-8500
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                                 NOT APPLICABLE
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         (Former Name or Former Address, If Changed Since Last Report.)


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ITEM 5. OTHER EVENTS.

               On October 20, 1998, Alpha Microsystems (the "Company") consummated the second tranche of investment by ING Equity Partners II, L.P. ("ING") in the amount of $7 million as contemplated by the Securities Purchase Agreement dated August 7, 1998 (the "Purchase Agreement"). Pursuant to the Purchase Agreement ING agreed, subject to certain conditions, to invest up to $20 million in redeemable exchangeable preferred stock (the "Redeemable Preferred Stock") of the Company. The Purchase Agreement provides for the purchase of Redeemable Preferred Stock, Voting Preferred Stock, and Warrants by ING in three tranches of $8 million, $7 million, and up to $5 million. The first tranche of $8 million was completed on September 1, 1998 The necessary approval from the Company's shareholders for the consummation of the second and third tranches was obtained at the annual meeting of shareholders held on October 15, 1998.

               In connection with ING's initial $8 million investment in Redeemable Preferred Stock, ING was granted warrants (the "Initial Warrants") to purchase 2,181,448 shares, or approximately 19.9% of the currently outstanding shares of common stock of the Company, for $1.50 per share, which price was adjusted pursuant to the terms of the Purchase Agreement upon the consummation of the second tranche to $2.50 per share. Additionally, upon the consummation of the second tranche of $7 million, ING was granted warrants (the "Second Closing Warrants") to purchase for $2.50 per share additional shares of common stock, which together with the common stock ING may purchase under the Initial Warrants, total 5,844,825 shares, or approximately 33% percent of the outstanding shares of the common stock of the Company on a fully diluted, post-issuance basis.

               Dividends are payable on the Redeemable Preferred Stock issued to ING at an initial 9% cumulative annual dividend rate, which increases to 11% after the second anniversary of the closing of the first tranche and thereafter increases 1% annually. The Redeemable Preferred Stock is subject to mandatory redemption upon the earlier of (i) June 30, 2005, (ii) a change in control of the Company, or (iii) a material, incurred default in the Company's obligations under the ING transaction documents or in any indebtedness for borrowed money in excess of $1,000,000. In addition, ING has the option to require the Company to exchange the Redeemable Preferred Stock for subordinated debentures with interest, maturities, and other terms substantially similar to the Redeemable Preferred Stock at any time after December 31, 1999. In general, except as required by law or as set forth in the Certificate of Determination, holders of Redeemable Preferred Stock will not be entitled to vote. However, the holders of the Redeemable Preferred Stock have the right to approve certain significant corporate actions, including the issuance of securities.

               The Warrants expire on September 1, 2008 and contain certain provisions, including provisions providing for an optional cashless exercise and various anti-dilution provisions in the event of certain future dilutive issuances of common stock or convertible securities.

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               The terms of the Voting Preferred Stock issued to ING entitle holders of such Voting Preferred Stock to vote together with the holders of the common stock or any other voting stock of the Company on all matters submitted to the shareholders for consideration, vote or approval and to cast the number of votes as the shares of common stock issuable upon exercise of the then unexercised portion of the Warrants held by such holder of Voting Preferred Stock. The Voting Preferred Stock is not entitled to dividends, and in the event of a liquidation of the Company, is entitled to be paid the original cost of the Voting Preferred Stock before payment is made upon any shares of any other class of capital stock of the Company other than the Redeemable Preferred Stock.

               If the Company elects to close (the "Third Closing") the third tranche, ING will invest up to an additional $5 million, the proceeds from which must be used for certain acquisitions. The Third Closing must occur, if at all, on or before June 30,1999. In such event, ING will be granted warrants (the "Third Closing Warrants") to purchase for $2.50 per share additional shares of common stock which, together with the shares purchasable pursuant to the Initial and Second Closing Warrants will total approximately 8,771,088 shares subject to anti-dilution provisions, or approximately 42% of the outstanding shares of common stock of the Company on a fully diluted, post-issuance basis. If the Company elects to redeem the Redeemable Preferred Stock prior to June 30, 2000, the shares purchasable pursuant to the Warrants will be reduced by approximately 600,000 shares, assuming all three tranches are closed.

               As required by the Purchase Agreement, the Company expanded its board of directors to six members as of the consummation of the first tranche of ING investment, and appointed two members designated by ING, Mr. Carlos D. De Mattos and Mr. Benjamin P. Giess, to the Board. Mr. De Mattos and Mr. Giess were elected to the Company's board of directors at the Annual Meeting of Shareholders held on October 15, 1998. Effective at the Second Closing, the number of members of the Company's board of directors was increased to seven and the Company elected a member designated by ING, Mr. Sam Yau, to the Company's board of directors.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


        Item                                                     Exhibit No.
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        None



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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 26, 1998                       ALPHA MICROSYSTEMS

                                             By: /s/ Douglas J. Tullio
                                                 -------------------------------
                                                 Douglas J. Tullio
                                                 President and Chief Executive
                                                 Officer



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